FILED PURSUANT TO RULE 424(b)(3)
                                                    S.E.C. FILE NUMBER 333-23063


SECOND SUPPLEMENT TO PROSPECTUS
March 17, 1998
(TO PROSPECTUS DATED SEPTEMBER 18, 1997)

The Prospectus dated September 18, 1997, as supplemented through the date hereof (the "Prospectus"), relating to the offer and sale, from time to time, by the Selling Securityholders listed therein of up to $550,000,000 aggregate principal amount of 3% Convertible Subordinated Notes Due February 15, 2002 (the "Notes") of CUC International Inc. (the "Company") and up to 17,959,205 shares of common stock, $.01 par value of the Company, issuable upon conversion of the Notes, is hereby supplemented as follows:

The  following   entities  are  hereby  named  as  Selling   Securityholders  as
contemplated on page 29 of the Prospectus:

                                       PRINCIPAL AMOUNT               NUMBER OF
                                       OF NOTES COVERED          SHARES COVERED
      SELLING SECURITYHOLDER         BY THIS PROSPECTUS      BY THIS PROSPECTUS
________________________________     ____________________   ___________________

Aim Income Fund                             $ 1,000,000a                32,653a
c/o Aim Management Co.
11 Greenway Plaza
Houston, TX  77046

Bank of America Convertible
Securities Fund                             $    20,000a                   653a
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Bear Stearns & Co. Inc.                     $ 1,200,000                  39,183
245 Park Ave.
New York, NY  10167

Credit Suisse First Boston Corporation      $ 2,500,000                  81,632
5 World Trade Center
New York, NY  10048

Employee Benefit Convertible Fund           $   20,000a                    653a
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Equity Income Fund                          $  600,000a                 19,591a
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Healthcare Underwriters Mutual              $   400,000                  13,061
  Insurance Company
c/o Chancellor LGT Asset Management, Inc.
1166 Avenue of the Americas
New York, NY  10036

J.P. Morgan & Co. Incorporated              $14,500,000                 473,469
522 Fifth Avenue
New York, NY  10036

Lakeside Capital L.L.C.                     $   145,000                   4,734
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Lehman Brothers Inc.                        $   400,000                  13,061
200 Vesey St., 6th Floor
New York, NY  10285

Managed Asset Trust                         $   500,000                  16,326
One Tower Square
Hartford, CT  06183-2030

Medical Liability Mutual Insurance Company  $12,500,000                 408,163
c/o Chancellor LGT Asset Management, Inc.
1166 Avenue of the Americas
New York, NY  10036

Merrill Lynch Pierce Fenner & Smith, Inc.   $16,947,000a               553,371a
101 Hudson St.
Jersey City, NJ

Morgan Stanley Dean Witter                  $23,550,000a               409,795a
1585 Broadway, 5th Floor
New York, NY  10036

NationsBanc Montgomery Securities           $ 5,100,000                 166,530
600 Montgomery Street
San Francisco, CA  94111

Natwest Securities Limited                  $ 4,500,000a               146,938a
175 Water St.
New York, NY  10038

Pacific Horizon Capital Income Fund         $ 1,515,000a                49,469a
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Pacific Innovation Trust Capital Income
Fund                                        $    85,000a                 2,775a
c/o Bank of America Capital Management
221 North Wall Street, Suite 522
Spokane, WA  99201-0826

Smith Barney Inc.                           $ 6,305,000                 205,877
390 Greenwich St.
3rd Floor, Convertible Dept.
New York, NY  10013

The Travelers Indemnity Company             $ 3,790,000                 123,755
One Tower Square
Hartford, CT, 06183-2030

The Travelers Insurance Company-Life        $ 2,440,000                  79,673
One Tower Square
Hartford, CT, 06183-2030

The Travelers Insurance Company-            $   270,000                   8,816
  Separate Account TLAC
One Tower Square
Hartford, CT, 06183-2030

Tribeca Investments, L.L.C.                 $ 9,000,000                 293,877
388 Greenwich St.
New York, NY  10013

UBS Securities LLC                          $16,466,000a               537,6651
350 Park Ave.
New York, NY  10022


--------
a Principal Amount of Notes and Number of Shares represented in this Supplement by this Selling Securityholder is in addition to those Notes and Shares set forth with respect to this Selling Securityholder in the Prospectus, as supplemented through the date hereof.